UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2005

CAPITALSOURCE INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (301) 841-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On February 14, 2005, the compensation committee (the “Committee”) of the board of directors of CapitalSource Inc. (the “Company”) considered the recommendations of John K. Delaney, Chief Executive Officer, and Jason M. Fish, President, for 2004 performance bonus awards for the “named executive officers” (other than the Chief Executive Officer and the President) and approved such awards. The bonuses for such executive officers for 2004 were based on individual and Company performance, including each executive’s role, responsibilities and performance during 2004 and the Company’s and business group’s performance, including earnings, return on assets and return on equity, with both individual and Company performance given roughly equal weight, except that equity return for shareholders was a significant factor in the Committee’s decisions.

     The Committee also approved 2004 performance bonus awards for Mr. Delaney and Mr. Fish, which were based on the Company’s earnings, return on assets, return on equity, awards given to Mr. Delaney and Mr. Fish in past years, and their individual performance. No one or more of these factors was given more weight than any other, except that equity return for shareholders was a significant factor in the Committee’s decisions.

     The following table reflects the bonus awards made to each of the Company’s “named executive officers” for 2004:

Name and Principal Position	2004 Bonus Award
John K. Delaney, Chief Executive Officer	$2,265,000
Jason M. Fish, President	$2,265,000
Dean C. Graham, President, Healthcare and Specialty Finance Business	$775,000
Joseph A. Kenary, Jr., President, Corporate Finance Business	$775,000
Michael C. Szwajkowski, President, Structured Finance Business	$775,000

     The Committee also established for each executive officer a maximum bonus amount for 2005 based on equity return for shareholders. The Committee expects to take into account other factors, such as those mentioned above, in determining whether to pay the maximum amount or a lesser amount to each executive.

Item 2.02. Results of Operations and Financial Condition.

     On February 17, 2005, the Company announced its consolidated financial results for the fourth quarter and year ended December 31, 2004. A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2005	/s/ Steven A. Museles

Steven A. Museles
Senior Vice President, Chief
Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by the Company on February 17, 2005.